Exhibit 23.1 Consent of Independent Accountants:

The Board of Directors and Stockholders
 Optika Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-56501 and 333-42250) on Form S-8 of Optika Inc. of our reports relating to the consolidated balance sheets of Optika Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the years then ended, and the related schedule, which reports appear in the December 31, 2000 Annual Report on Form 10-K, of Optika Inc.

                                    KPMG LLP

Denver, Colorado
March 19, 2001